Exhibit 10.5

Confidential portions of this exhibit have been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. The redacted terms have been marked at the appropriate place with “[XXX]”.

BLACK MASS SOURCING AGREEMENT

THIS BLACK MASS SOURCING AGREEMENT (this “Agreement”) is made as of May 31, 2022 (the “Execution Date”),

BETWEEN	Glencore Ltd., a company organized and existing under the laws of Switzerland Hereinafter called “Glencore”

AND	Li-Cycle Holdings Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “Li-Cycle”

AND	Li-Cycle Americas Corp. a corporation organized and existing under the laws of the Province of Ontario, Canada, Hereinafter called “North America Purchaser”

AND	Li-Cycle Europe AG a corporation organized and existing under the laws of Switzerland, Hereinafter called “EMEA Purchaser”

AND	Li-Cycle Asia Pacific Pte Ltd. a corporation organized and existing under the laws of Singapore, Hereinafter called “APAC Purchaser”

RECITALS:

WHEREAS Glencore is a leading global producer and marketer of commodities;

WHEREAS Li-Cycle, through its proprietary Spoke & Hub Technologies™: (i) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products; and (ii) further processes such Black Mass at its Hubs to produce Battery Grade Materials, including nickel sulphate, cobalt sulphate and lithium carbonate; and

WHEREAS Li-Cycle and/or its Affiliates, including North America Purchaser, EMEA Purchaser and APAC Purchaser (collectively, the “Purchasers”) may require from time to time additional Black Mass to supplement their internal supplies of Black Mass for processing at Li-Cycle’s Hub operations; and

WHEREAS the Purchasers wish to purchase from Glencore and/or its Affiliates, and Glencore wishes to source and sell (and/or cause its Affiliates to source and sell) to Purchasers, Third Party Black Mass for use at Li-Cycle’s Hub operations; and

WHEREAS the Parties desire for this Agreement, together with each Black Mass Purchase Agreement entered hereunder, to govern the sourcing and sale by Glencore and/or its Affiliates of Black Mass to the Purchasers; and

WHEREAS the Parties have entered into that certain Master Commercial Agreement dated as of the Execution Date (the “Master Agreement”); and

WHEREAS this Agreement is intended by the Parties to be a Commercial Agreement within the meaning of the Master Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	RELATIONSHIP TO MASTER AGREEMENT

This Agreement is governed by and subject to the terms and conditions of the Master Agreement, which is incorporated herein by reference. In the event of any conflict between this Agreement and the Master Agreement, the relevant provision of the Master Agreement will prevail unless this Agreement expressly states the provisions of the Master Agreement that it is intended to supersede.

2.	DEFINITIONS

Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Master Agreement. All other capitalized terms used in this Agreement have the following meanings:

(a)	“Agreement” has the meaning set forth in the Preamble;

(b)	“Black Mass Purchase Agreement” has the meaning set forth in Section 4(b);

(c)	“Black Mass Supplier” has the meaning set forth in Section 4(a);

(d)	“Black Mass Supplier Final Price” has the meaning set forth in Section 4(c);

(e)	“Black Mass Sourcing Fee” has the meaning set forth in Section 5(a);

(f)

“Expense Report” means a written monthly report from Glencore to a Purchaser setting out in reasonable detail the Transaction Costs deducted by Glencore or any of its Affiliates pursuant to the terms of this Agreement;

(g)	“Financing Rate” means [XXX];

(h)	“Month” means a calendar month;

(i)	“Parties” means, collectively, the Purchasers and the Seller;

(j)	“Purchasers” has the meaning set forth in the Recitals;

(k)	“Seller” means Glencore or its Affiliate, as applicable, that sells Black Mass to one or more Purchasers pursuant to a Black Mass Purchase Agreement;

(l)

“Transaction Costs” means all usual and customary costs, losses or damages that are reasonably incurred by Seller in relation to the purchase, transportation, transactional financing and sale of the Black Mass to a Purchaser pursuant to this Agreement, including (without duplication):

(i)	direct, out-of-pocket costs associated with the transportation of the Black Mass, including, among other things,

A.

all freight, demurrage, dead freight, charter hire and any other sums due pursuant to any charter of any vessel engaged in the carriage of the Black Mass, together with costs of inspection of the carrying vessels, and

B.	port costs at both the loading and discharge ports;

(ii)	costs of inspection, supervision and testing or analyzing of the Black Mass;

(iii)	costs of insurance;

(iv)	taxes, duties, or other sums, whether levied against the Black Mass, the freight or otherwise;

(v)

losses, claims, damages or expenses incurred or paid to Third Parties in respect of the Black Mass, its transportation and on-sale, including legal expenses incurred in defending or bringing such claims, but only to the extent such losses, claims, damages or expenses so incurred or paid do not result from the breach by the Sellers of their obligations under the applicable Black Mass Purchase Agreement or Underlying Black Mass Purchase Agreement;

(vi)	hedging costs and expenses, if hedging is requested by Li-Cycle or required by Black Mass Supplier;

(vii)	financing charges at the Financing Rate, including financing charges as set forth in Section 4(f); and

(viii)

any other relevant usual or customary and expenses attributable to the sourcing of Black Mass to Li-Cycle, including the purchase, transportation, transactional financing, and sale of Black Mass to Purchasers.

Any other abbreviations used in this Agreement will be as per the usual standard of the industry.

3.	BLACK MASS SOURCING

(a)

During the Term, Glencore and Li-Cycle shall work together with a view to forecasting and planning with respect to Li-Cycle’s requirements for additional Black Mass (over and above Li-Cycle’s internal production) for Li-Cycle’s Hub operations globally.

(b)

Based on Li-Cycle’s requirements during the Term, and on the terms set forth herein, Glencore (directly or through its Affiliates) shall use commercially reasonable efforts to source Black Mass from various sources for purchase by the Purchasers for processing at Li-Cycle’s Hub operations globally.

(c)

Glencore and Li-Cycle shall schedule and facilitate attendance by the relevant representatives of each Party on a quarterly and annual basis for quarterly and annual forecasting and planning purposes with respect to the Third Party Black Mass requirements for Li-Cycle’s Hub operations, including specified volumes of Third Party Black Mass required by each of Li-Cycle Hubs for the subsequent quarter and year.

(d)

Glencore shall remain free to purchase, as principal for its own account, Black Mass for processing at Glencore’s facilities and/or sale to other market participants. Li-Cycle acknowledges that Glencore is a global merchant marketer of a wide variety of physical commodities and derivatives thereof, and nothing in this Agreement is intended to restrict Glencore or its Affiliates from conducting its ongoing global commodity marketing business as Glencore sees fit in its sole discretion, subject to the terms hereof.

(e)

Li-Cycle shall remain free to independently source Black Mass for its Hubs without Glencore’s assistance, provided that any such Black Mass sourced by Li-Cycle shall be subject to the Black Mass Sourcing Fee (as defined below). Glencore acknowledges that Li-Cycle is a lithium-ion battery recycler working globally and nothing in this Agreement is intended to restrict Li-Cycle or its Affiliates from conducting its ongoing business as Li-Cycle sees fit in its sole discretion, subject to the terms hereof.

4.	BLACK MASS PURCHASE AGREEMENTS

(a)

Where Seller has secured Black Mass from a Third Party supplier (each, a “Black Mass Supplier”), Seller may (but shall not be obligated to) from time to time offer to assign its interest in the applicable purchase agreements between Seller and the relevant Black Mass Supplier (the “Underlying Black Mass Purchase Agreement”) to Purchaser in writing. In the event Purchaser desires to accept such offer, the Parties shall negotiate an assignment agreement pursuant to which the applicable Purchaser shall acquire the rights and obligations of Seller under such Underlying Black Mass Purchase Agreement.

(b)

Alternatively, where Seller wishes to re-sell Black Mass acquired under an Underlying Black Mass Purchase Agreement and a Purchaser desires to purchase such Black Mass from Seller, Seller and the applicable Purchaser may negotiate and enter into a new Black Mass purchase agreement (each, a “Black Mass Purchase Agreement”) between Seller and the applicable Purchaser, reflecting the terms of purchase and sale for such Black Mass. The Black Mass Purchase Agreement shall contain such provisions as may be necessary or desirable in view of the relevant jurisdictions and counterparties. The price for the Black Mass sold by Seller to Purchaser pursuant to any Black Mass Purchase Agreement shall be based on the final price (the “Black Mass Supplier Final Price”) specified in the Underlying Black Mass Purchase Agreement.

(c)

If requested by a Purchaser, subject to confidentiality covenants with the applicable Black Mass Supplier, Glencore shall provide such Purchaser with a copy of the pricing and material commercial terms of the applicable Underlying Black Mass Purchase Agreement.

(d)

Subject to mutual agreement between the Parties to the Black Mass Purchase Agreement, Seller may handle some or all of the logistics and shipping related to the delivery of Black Mass to Purchaser. In such cases, Seller shall be entitled to add its applicable Transaction Costs with respect to such shipment of Black Mass to its invoice to Purchaser for such Black Mass. The Parties shall agree in advance which categories of Transaction Costs will apply with respect to each prospective Black Mass Purchase Agreement, provided that the Parties acknowledge and agree that Seller not be required to obtain Sellers’ pre-approval of any additional Transaction Costs categories (in accordance with the definition of Transaction Costs herein) that Seller determines from time to time to be reasonably necessary in connection with the performance of its obligations under the Black Mass Purchase Agreements.

(e)

Payment terms from the applicable Purchaser to Seller under any Black Mass Purchase Agreement shall be on no fewer than [XXX] payment terms. Where the Black Mass Supplier has extended credit to Seller under an Underlying Black Mass Purchase Agreement, Seller shall extend such credit to the Purchaser. Where the Underlying Black Mass Purchase Agreement establishes less than [XXX] payment terms, or the Parties otherwise agree that Seller shall provide transactional financing to the Purchaser, Seller shall charge the applicable Purchaser financing charges based on the Financing Rate and the applicable amount financed (and any such financing charges shall be added to Seller’s applicable Transaction Costs). For greater certainty, the Parties acknowledge and agree that whenever Seller provides transactional financing to Purchaser under this Agreement, the applicable financing charges shall be based on the Financing Rate.

(f)

All Transaction Costs invoiced by Seller to Purchaser shall be supported by an Expense Report. Purchaser may review and object to any of the Transaction Costs described in such Expense Report in accordance with the Master Agreement and/or the procedures to be set out in the applicable Black Mass Purchase Agreement between Seller and Purchaser.

5.	BLACK MASS SOURCING FEE

(a)

Subject to Section 5(d), each of the Purchasers shall pay Glencore a sourcing fee on all Black Mass purchased by such Purchasers (the “Black Mass Sourcing Fee”). For the avoidance of doubt, the Black Mass Sourcing Fee will: (i) apply regardless of whether such Black Mass is sourced by Glencore or sold by Glencore to Purchaser, or sourced directly by Purchaser or through any other Third Party; and (ii) apply to any Black Mass that is part of a “closed-loop” relationship with a customer of Purchaser that is an original equipment manufacturer (OEM), cathode-active material (CAM) manufacturer, or other generator of Black Mass. For greater certainty, the Black Mass Sourcing Fee shall not apply to Black Mass produced by Li-Cycle’s or its Affiliates’ Spokes (as opposed to Black Mass purchased by Purchaser from Glencore or a Third Party).

(b)	For Black Mass sold by Seller to Purchaser, the Black Mass Sourcing Fee will be:

(i)	[XXX];

(ii)	included as a separate line-item on the applicable Black Mass invoice; and

(iii)	paid by Purchaser in accordance with the applicable Black Mass invoice.

(c)	For Black Mass sold by a party other than Seller to Purchaser, the Black Mass Sourcing Fee will be:

(i)	[XXX];

(ii)	calculated by Purchaser each Month on an aggregate basis; and

(iii)	paid on a Monthly basis, pursuant to Section 5(d) below.

(d)

Within [XXX] following the end of each Month during the Term, each Purchaser shall prepare and submit a report to Glencore (the “Monthly Report”), setting forth the Black Mass purchased and paid for by such Purchaser from Third Party suppliers during such Month (if any), and setting forth the calculation of the Black Mass Sourcing Fee on such Black Mass. For greater certainty, the Black Mass Sourcing Fee will be calculated on the purchase price for the applicable Black Mass and will be paid to Glencore at the same time as the delivery of the Monthly Report.

(e)

For any Black Mass processed by a Purchaser, if the final purchase price is not available or readily determinable, or the final purchase price is not materially consistent with the prevailing market price for the same or similar Black Mass, then the Parties shall discuss and agree on a pro forma purchase price for the purposes of calculating the applicable Black Mass Sourcing Fee. Such pro forma purchase price shall be based on the prevailing market price for the same or similar Black Mass, subject to any further mutual agreement of the basis between the Parties.

6.	TERM AND TERMINATION

(a)	This Agreement begins on the Start Date and continues for the Term, both as defined in the Master Agreement.

(b)	This Agreement may be terminated by Glencore or Li-Cycle in accordance with the Master Agreement.

(c)

If this Agreement expires or is terminated and a Black Mass Purchase Agreement is then outstanding and not terminated, then this Agreement will continue to govern such Black Mass Purchase Agreement until the Parties satisfy their respective obligations thereunder.

7.	COUNTERPARTS AND ELECTRONIC EXECUTION

This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the Parties adopt any signatures so received as original signatures of the Parties.

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IN WITNESS WHEREOF the Parties have executed this Black Mass Sourcing Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Kunal Sinha, Head of Recycling

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Ajay Kochhar, President & CEO

LI-CYCLE AMERICAS CORP.

By:	/s/ Alan Ferguson
Alan Ferguson, VP, Commercial

LI-CYCLE EUROPE AG

By:	/s/ Elewout Depicker
Elewout Depicker, VP, Commercial

LI-CYCLE APAC PTE. LTD.

By:	/s/ Dawei Li
Dawei Li, President